EXHIBIT 5.1

April 26, 2012	78952.00003

Lantronix, Inc.

167 Technology Drive

Irvine, CA 92618

Ladies and Gentlemen:

We have acted as counsel to Lantronix, Inc., a Delaware corporation (the “Company”), in connection with (a) the execution and delivery by the Company of that certain Underwriting Agreement, dated as of April 26, 2012 (the “Underwriting Agreement”), between the Company and Roth Capital Partners, LLC and (b) an underwritten offering (the “Offering”) pursuant to the Underwriting Agreement pursuant to which the Company will issue and sell 2,200,000 shares (the “Firm Shares”)of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), plus an additional 330,000 shares (the “Additional Shares”) of Common Stock that may be sold pursuant to the exercise of an over-allotment option (the Firm Shares and the Additional Shares are referred to herein collectively, the “Shares”).

The Shares are the subject of a Registration Statement on Form S-3 (File No. 333-179574), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as such Registration Statement was amended by pre-effective amendment No. 1 thereto filed on March 19, 2012 (collectively, the “Registration Statement”). The Registration Statement includes the form of prospectus dated March 21, 2012, as supplemented by a preliminary Prospectus Supplement dated April 25, 2012 (the “Preliminary Prospectus Supplement”), and a final Prospectus Supplement dated April 26, 2012 (the “Final Prospectus Supplement” and, together with the Preliminary Prospectus Supplement, the “Prospectus”).

As such counsel and for purposes of our opinion set forth herein, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company, certificates of public officials and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation: (i) the Registration Statement; (ii) the Prospectus; (iii) the Company’s Amended and Restated Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware; and (iv) the Company’s Amended and Restated Bylaws, certified by the Secretary of the Company.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination of the foregoing and in rendering the opinion set forth herein, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; and (vii) that the officers and directors of the Company have properly exercised their fiduciary duties. As to all questions of fact material to the opinion set forth herein and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company.

Lantronix, Inc.

April 26, 2012

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that (i) the Shares have been duly authorized by all necessary corporate action on the part of the Company, and (ii) when issued and paid for in the manner described in the Registration Statement and Prospectus and in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the Delaware General Corporation Law (based solely upon our review of a standard compilation thereof) as in effect as of the date hereof. This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,

/s/ paul hastings LLP